Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated June 7, 2016

Registration No. 333-202172

MARRIOTT INTERNATIONAL, INC.

2.300% Series Q Notes due 2022

3.125% Series R Notes due 2026

PRICING TERM SHEET

Dated: June 7, 2016

2.300% Series Q Notes due 2022

Issuer:	Marriott International, Inc.

Security:	2.300% Series Q Notes due 2022

Aggregate Principal Amount:	$750,000,000

Maturity Date:	January 15, 2022

Coupon:	2.300%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Price to Public:	99.587%

Benchmark Treasury:	1.375% due May 31, 2021

Benchmark Treasury Yield:	1.229%

Spread to Benchmark Treasury:	+ 115 bps

Yield to Maturity:	2.379%

Redemption Provisions:

The Series Q Notes may be redeemed in whole or in part from time to time prior to December 15, 2021 (one month prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series Q Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series Q Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series Q Notes being redeemed) plus 20 basis points, plus, in each case, accrued and unpaid interest on the Series Q Notes to the redemption date.

The Series Q Notes may be redeemed in whole or in part from time to time on or after December 15, 2021 (one month prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Expected Settlement Date:	June 10, 2016 (T+3)

CUSIP:	571903AR4

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated June 7, 2016.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Passive bookrunners:	Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Goldman, Sachs & Co. HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611, J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

3.125% Series R Notes due 2026

Issuer:	Marriott International, Inc.

Security:	3.125% Series R Notes due 2026

Aggregate Principal Amount:	$750,000,000

Maturity Date:	June 15, 2026

Coupon:	3.125%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2016

Price to Public:	99.667%

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Yield:	1.714%

Spread to Benchmark Treasury:	+ 145 bps

Yield to Maturity:	3.164%

Redemption Provisions:

The Series R Notes may be redeemed in whole or in part from time to time prior to March 15, 2026 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series R Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series R Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series R Notes being redeemed) plus 25 basis points, plus, in each case, accrued and unpaid interest on the Series R Notes to the redemption date.

The Series R Notes may be redeemed in whole or in part from time to time on or after March 15, 2026 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Expected Settlement Date:	June 10, 2016 (T+3)

CUSIP:	571903AS2

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated June 7, 2016.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Passive bookrunners:	Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Goldman, Sachs & Co. HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611, J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.